Exhibit 4.7

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

CERTIFICATE OF DESIGNATION OF TERMS AND CONDITIONS

of

NON-VOTING CUMULATIVE PREFERRED STOCK, SERIES C

(par value $1,000 per share)

I, Jerome G. Oslick, Corporate Secretary of the Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States of America (the “Corporation”), do hereby certify that, pursuant to authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by Section 8.4(e) of Title VIII of the Farm Credit Act of 1971, as amended (12 U.S.C. §§2279aa-4(e)) (the “Act”), the Board of Directors adopted resolutions on December 11, 2008, which resolutions are now, and at all times since such date have been, in full force and effect, and that the Acting President and Chief Financial Officer of the Corporation, pursuant to the authority delegated to him by such resolutions, approved the final terms of the issuance and sale of the preferred stock of the Corporation designated below.

The Non-Voting Cumulative Preferred Stock, Series C, shall have the following designation, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms and conditions:

1.            Designation, Par Value, Number of Shares and Seniority.

The class of preferred stock of the Corporation created hereby (the “Preferred Stock”) shall be designated “Non-Voting Cumulative Preferred Stock, Series C,” shall have a par value of $1,000 per share (the “Par Value”) and a liquidation preference per share equal to the Par Value (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or similar transactions) plus Accumulated Dividends thereon (the “Liquidation Preference”), and shall consist of up to 75,000 shares.  The Preferred Stock shall, with respect to dividend distributions and distributions upon a liquidation, dissolution or winding up of the Corporation, rank (a) senior to (i) the Class A Voting Common Stock, par value $1.00 per share, of the Corporation, (ii) the Class B Voting Common Stock, par value $1.00 per share, of the Corporation, (iii) the Class C Non-Voting Common Stock, par value $1.00 per share, of the Corporation and (iv) any common stock of the Corporation that may be issued after the date of this Certificate (the securities referred to in sub-clauses (i) through (iv), collectively, the “Junior Stock”) and (b) junior to (i) the Senior Cumulative Perpetual Preferred Stock, Series B-1, par value $1,000 per share (the “Series B-1 Preferred Stock”), of the Corporation, (ii) the Senior Cumulative Perpetual Preferred Stock, Series B-2, par value $1,000 per share, of the Corporation and (iii) the Senior Cumulative Perpetual Preferred Stock, Series B-3, par value $1,000 per share, of the Corporation.

2.            Dividends.

(a)           The holders of outstanding shares of the Preferred Stock shall be entitled to receive, ratably, when and as declared by the Board of Directors, or a duly authorized committee thereof, out of funds legally available for dividend payments, cash dividends which compound quarterly at the annual rate of (i) 5% of the then-applicable Liquidation Preference per share of Preferred Stock, from the period commencing on the applicable Issue Date and ending on the December 31st following the fifth anniversary of the applicable Issue Date, (ii) 7% of the then-applicable Liquidation Preference per share of Preferred Stock from and after the period commencing on the January 1st following the fifth anniversary of the applicable Issue Date and ending on the December 31st following the tenth anniversary of the applicable Issue Date, and (iii) 9% of the then-applicable Liquidation Preference per share of Preferred Stock from and after the period commencing on the January 1st following the tenth anniversary of the applicable Issue Date and so long as the Preferred Stock remains outstanding.  Dividends on the Preferred Stock shall accrue and cumulate from and including the applicable Issue Date whether or not declared and shall be payable quarterly in arrears when and as declared by the Board of Directors on each Dividend Payment Date, beginning on the first Dividend Payment Date following the applicable Issue Date.  If a Dividend Payment Date is not a Business Day, the related dividend shall be paid on the next Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment.  The “Dividend Period” relating to a Dividend Payment Date shall be the period from, but not including, the preceding Dividend Payment Date (or from and including the applicable Issue Date in the case of the first Dividend Payment Date) through and including the related Dividend Payment Date.  Dividends on the Preferred Stock shall be computed based on a 360-day year consisting of twelve 30-day months, and dividends on the Preferred Stock for any period less than a year shall be computed based on a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which such dividends were payable.  Dividends shall be paid to holders of record of outstanding shares of the Preferred Stock as they appear in the books and records of the Corporation on the record date, not to be earlier than 45 days nor later than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors from time to time.

(b)           The holders of shares of Preferred Stock shall be entitled to receive the dividends provided for in Section 2(a) hereof in preference to and in priority over any dividends upon any series or class of Junior Stock.  So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock, or make any payment on account of, or pay into or set funds aside for a sinking fund for, the repurchase, redemption or other acquisition or retirement of any Junior Stock or any Options or Convertible Securities exercisable or exchangeable for, or convertible into, any Junior Stock (other than the repurchase, redemption or other acquisition or retirement for value of Junior Stock solely in exchange for Junior Stock), during or in respect of any Dividend Period unless all cumulative dividends on the Preferred Stock determined in accordance herewith have been or contemporaneously are declared and paid in full (or declared and a sum of cash sufficient for the payment thereof is set apart or reserved for such payment) for all Dividend Periods terminating on or prior to the date of payment of such amounts on account of or for such Junior Stock or any Options or Convertible Securities exercisable or exchangeable for, or convertible into, any Junior Stock. The Corporation shall take all actions necessary or advisable under the Act or any other applicable law to permit the payment of the dividends provided for in Section 2(a) hereof to the holders of shares of Preferred Stock.  Holders of shares of Preferred Stock shall not be entitled to any dividend, whether payable in cash, in kind or other property in excess of the full dividends provided for in Section 2(a) hereof.

(c)           Notwithstanding any other provision of this Certificate, the Board of Directors, in its discretion, may choose to pay dividends on the Preferred Stock without the payment of any dividends on the Junior Stock or on any other outstanding class or series of stock ranking junior to the Preferred Stock with respect to the payment of dividends.

3.            Redemption.

(a)           Subject to receipt of the prior written approval of the Farm Credit Administration, if required, and the consent of at least two-thirds of the then-outstanding shares of the Series B-1 Preferred Stock, if any, on the first anniversary of the applicable Issue Date and on each subsequent Dividend Payment Date (each such date, a “Redemption Date”), the Corporation shall, in its sole discretion, be entitled to redeem some or all of the issued and outstanding shares of Preferred Stock at a price per share equal to the then-applicable Liquidation Preference on the Redemption Date (the “Redemption Amount”) on the Redemption Date.

(b)           In the event that the Corporation elects to redeem some or all issued and outstanding shares of Preferred Stock on any Redemption Date, not less than 30 days prior to the Redemption Date pursuant to Section 3(a) hereof, the Corporation shall send a written notice (the “Redemption Notice”) by first class mail to each holder of record of shares of Preferred Stock at such holder’s registered address stating (i) the Redemption Date, (ii) the Redemption Amount that will be payable with respect to the shares of Preferred Stock on the Redemption Date and (iii) the place at which such holder’s certificate(s) representing shares of Preferred Stock must be presented for cancellation upon such redemption.

(c)           On or prior to the Redemption Date, the Corporation shall deposit cash equal to the aggregate applicable Redemption Amount with a bank or trust corporation in good standing and organized under the laws of the United States of America or any jurisdiction thereof having aggregate capital and surplus in excess of $1,000,000,000.  Such cash shall be deposited in a trust fund for the benefit of the holders of shares of Preferred Stock.  The Corporation shall issue to such bank or trust corporation irrevocable instructions and authority to pay and/or transfer the allocable portion of the applicable Redemption Amount for such shares of Preferred Stock to their respective holders on or immediately after the applicable Redemption Date upon receipt of the certificate(s) representing the shares of Preferred Stock to be so redeemed.  Notwithstanding the deposit of funds, the Corporation shall remain liable for the payment of the applicable Redemption Amount to the extent such Redemption Amount is not paid as provided herein.  From and after the applicable Redemption Date, unless there shall have been a default in payment of the applicable Redemption Amount, all rights of the holders of shares of Preferred Stock as holders of Preferred Stock (except the right to receive the applicable Redemption Amount upon surrender of their certificate(s)) shall cease and such shares shall not thereafter be transferred on the transfer books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  Until the applicable Redemption Amount for each issued and outstanding share of Preferred Stock shall have been paid in full, each such share of Preferred Stock not so redeemed shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, the accrual and payment of dividends and conversion rights, and, if unpaid prior to the date such shares are redeemed, shall be included as part of the applicable Redemption Amount.

(d)           If any Redemption Date is not a Business Day, payment of the applicable Redemption Amount may be made on the next Business Day with the same force and effect as if made on the applicable Redemption Date, and no interest, additional dividends or other sums will accrue on the amount payable from the Redemption Date to the next Business Day.

(e)           The Corporation may not, whether by any amendment of Title VIII of the Act or Bylaws, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Corporation, by any sale, conveyance or other transfer of assets, by the liquidation, dissolution or winding up of the Corporation, or by any other way, impair or restrict the redemption of shares of Preferred Stock pursuant to this Section 3, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the redemption rights of the holders of shares of Preferred Stock against impairment to the extent required hereunder.

4.            Voting Rights.

Except as required by applicable law, holders of shares of Preferred Stock shall not have any voting powers, either general or special.

5.            Liquidation Rights and Preference.

(a)           Upon the occurrence of a liquidation, dissolution or winding up of the Corporation, holders of the then-outstanding shares of Preferred Stock shall be entitled to receive and be paid out of the assets of the Corporation available for distribution, before any payment or distribution shall be made to any holder of shares of Junior Stock (without duplication of any Redemption Amounts paid pursuant to Section 3 hereof) and after all payments and distributions have been made to holders of securities of the Corporation that rank senior to the Preferred Stock, an amount in cash equal to the then-applicable Liquidation Preference on the date of such liquidation, dissolution or winding up of the Corporation.  If upon a liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution are insufficient to pay the holders of Preferred Stock the full Liquidation Preference upon the occurrence of such an event, then all of the assets of the Corporation available for distribution shall be distributed to the holders of then-outstanding shares of Preferred Stock ratably in proportion to the full respective amounts to which they are entitled.

(b)           Neither the voluntary sale, conveyance, transfer, lease or exchange of all or substantially all of the property or business of the Corporation, nor the merger, consolidation or combination of the Corporation into or with any other corporation or entity, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purpose of this Section 5.  The Corporation shall provide each holder of Preferred Stock notice no later than five days after the Corporation or any of its subsidiaries becomes aware of any fact, circumstance, event, change, violation, development, effect, condition or occurrence which has given rise to, or could reasonably be expected to give rise to, a liquidation, dissolution or winding up of the Corporation.

6.            Additional Classes or Series of Stock.

The Board of Directors shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional classes or series of stock of the Corporation, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof.  Any such class or series of stock may rank senior to, on a parity with or junior to the Preferred Stock as to dividends, upon liquidation or otherwise.

7.            Information Rights.

Upon the reasonable request of any holder of shares of Preferred Stock, the Corporation shall, and shall cause its representatives to, provide such information (including, without limitation, periodic financial statements and budgets) to the extent necessary for any such holder to satisfy any applicable tax or regulatory requirements.

8.            Amendments.

Notwithstanding anything to the contrary herein, the Corporation, upon approval of at least two-thirds of the then-outstanding shares of Preferred Stock, may amend, alter, supplement or repeal any provision of this Certificate pursuant to the following terms and conditions:

(a)           The annual dividend rate, the Redemption Amount or the Liquidation Preference of the Preferred Stock shall not be reduced without the unanimous consent of the holders of all shares of Preferred Stock.

(b)           Holders of the Preferred Stock shall be entitled to one vote per share on matters on which their consent is required pursuant to this Section 8.  Consents shall be effective when duly executed and delivered to the Corporation.  In connection with any meeting of such holders, the Board of Directors shall fix a record date, neither earlier than 60 days nor later than 10 days prior to the date of such meeting, and holders of record of shares of the Preferred Stock on such record date shall be entitled to notice of and to vote at any such meeting and any adjournment.  The Board of Directors, or such person or persons as it may designate, may establish reasonable rules and procedures as to the solicitation of the consent of holders of the Preferred Stock at any such meeting or otherwise, which rules and procedures shall conform to the requirements of any national securities exchange on which the Preferred Stock may be listed at such time.

9.            Notices.

Any notice, demand or other communication that by any provision of this Certificate is required or permitted to be given or served to or upon the Corporation shall be given or served in writing addressed (unless and until another address shall be published by the Corporation) to the Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036, Attention:  Vice President - General Counsel and Secretary.  Such notice, demand or other communication to or upon the Corporation shall be deemed to have been sufficiently given or made only upon actual receipt of a writing by the Corporation.  Any notice, demand or other communication that by any provision of this Certificate is required or permitted to be given or served by the Corporation hereunder may be given or served by being deposited first class, postage prepaid, in the United States mail addressed (a) to the holder as such holder’s name and address may appear at such time in the books and records of the Corporation or (b) if to a person or entity other than a holder of record of the Preferred Stock, to such person or entity at such address as it appears to the Corporation to be appropriate at such time. Such notice, demand or other communication shall be deemed to have been sufficiently given or made, for all purposes, upon mailing.

10.          Definitions.

As used herein, the following terms shall have the following meanings:

(a)           “Accumulated Dividends” means, with respect to each share of Preferred Stock, as of any date, an amount computed at the annual dividend rate for Preferred Stock, from the applicable Issue Date to and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share (subject to adjustment of such dollar amount for any stock splits, stock dividends, combinations, recapitalizations or similar transactions).

(b)           “Act” shall have the meaning set forth in the recitals.

(c)           “Board of Directors” shall have the meaning set forth in the recitals.

(d)           “Business Day” means any day other than a Saturday, Sunday or a day on which banks are required or authorized to close in New York, New York.

(e)           “Bylaws” means the By-Laws of the Corporation.

(f)           “Certificate” means this Certificate of Designation of Terms and Conditions of Non-Voting Cumulative Preferred Stock, Series C.

(g)           “Convertible Securities” means any bonds, debentures, notes or other evidence of indebtedness, capital stock or other securities directly or indirectly convertible into, or exercisable or exchangeable for, common stock of the Corporation.

(h)           “Corporation” shall have the meaning ascribed to such term in the recitals.

(i)           “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

(j)           “Dividend Period” shall have the meaning ascribed to such term in Section 2(a) hereof.

(k)           “Issue Date” means, with respect to each share of Preferred Stock, the date of the issuance of such share of Preferred Stock.  Unless otherwise agreed between Farmer Mac and a holder of Preferred Stock, the Issue Date with respect to the shares evidenced by any stock certificate shall be the date of that certificate.

(l)           “Junior Stock” shall have the meaning ascribed to such term in Section 1 hereof.

(m)           “Liquidation Preference” shall have the meaning ascribed to such term in Section 1 hereof.

(n)           “Options” means any rights, options, warrants or similar securities to subscribe or exchange for, purchase or otherwise acquire common stock of the Corporation or Convertible Securities.

(o)           “Par Value” shall have the meaning ascribed to such term in Section 1 hereof.

(p)           “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

(q)           “Preferred Stock” shall have the meaning ascribed to such term in Section 1 hereof.

(r)           “Redemption Amount” shall have the meaning ascribed to such term in Section 3(a) hereof.

(s)           “Redemption Date” shall have the meaning ascribed to such term in Section 3(a) hereof.

(t)           “Redemption Notice” shall have the meaning ascribed to such term in Section 3(b) hereof.

(u)           “Series B-1 Preferred Stock” shall have the meaning ascribed to such term in Section 1 hereof.

11.          Miscellaneous.

(a)           The Corporation and any agent of the Corporation may deem and treat the holder of a share or shares of Preferred Stock, as shown in the Corporation’s books and records, as the absolute owner of such share or shares of Preferred Stock for the purpose of receiving payment of dividends and redemption proceeds in respect of such share or shares of Preferred Stock and for all other purposes whatsoever, and neither the Corporation nor any agent of the Corporation shall be affected by any notice to the contrary. All payments made to or upon the order of any such person shall be valid and, to the extent of the sum or sums so paid, effectual to satisfy and discharge liabilities for moneys payable by the Corporation on or with respect to any such share or shares of Preferred Stock.

(b)           The shares of the Preferred Stock, when duly issued, shall be fully paid and non-assessable.

(c)           The Preferred Stock shall be issued and shall be transferable on the books of the Corporation, only in whole shares, it being intended that no fractional interests in shares of Preferred Stock shall be created or recognized by the Corporation.

(d)           For purposes of this Certificate, the term the “Corporation” shall mean the Federal Agricultural Mortgage Corporation and any successor thereto by operation of law or by reason of a merger, consolidation or combination.

(e)           This Certificate and the respective rights and obligations of the Corporation and the holders of the Preferred Stock with respect to such Preferred Stock shall be construed in accordance with and governed by the laws of the United States, provided that the law of the District of Columbia shall serve as the federal rule of decision in all instances except where such law is inconsistent with the Corporation’s enabling legislation, its public purposes or any provision of this Certificate.

(f)           RECEIPT AND ACCEPTANCE OF A SHARE OR SHARES OF THE PREFERRED STOCK BY OR ON BEHALF OF A HOLDER SHALL CONSTITUTE THE UNCONDITIONAL ACCEPTANCE BY THE HOLDER (AND ALL OTHERS HAVING BENEFICIAL OWNERSHIP OF SUCH SHARE OR SHARES) OF ALL OF THE TERMS AND PROVISIONS OF THIS CERTIFICATE.  NO SIGNATURE OR OTHER FURTHER MANIFESTATION OF ASSENT TO THE TERMS AND PROVISIONS OF THIS CERTIFICATE SHALL BE NECESSARY FOR ITS OPERATION OR EFFECT AS BETWEEN THE CORPORATION AND THE HOLDER (AND ALL SUCH OTHERS).

(g)           Shares of Preferred Stock which have been redeemed, repurchased or otherwise cancelled shall be retired and have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as a part of a particular series by the Board of Directors.

(h)           If any right, power, preference, privilege or limitation of the Preferred Stock set forth herein (as the same may be amended from time to time), is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, powers, preferences, privileges and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, power, preference, privilege or limitation shall, nevertheless, remain in full force and effect, and no right, power, preference, privilege or limitation herein set forth shall be deemed dependent upon any other such right, power, preference, privilege or limitation.

(i)           The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, this Certificate of Designation of Terms and Conditions of Non-Voting Cumulative Preferred Stock, Series C, is executed on behalf of the Corporation by its Acting President and Chief Executive Officer and attested by its Corporate Secretary as of the 19th day of December 2008.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:	/s/ Michael A. Gerber
Name: Michael A. Gerber
Title: Acting President and
Chief Executive Officer

Attest:

By:	/s/ Jerome G. Oslick
Name: Jerome G. Oslick
Title: Corporate Secretary